                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-83819


          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 17, 1999.



                                3,400,000 SHARES

                           CABOT OIL & GAS CORPORATION

                              CLASS A COMMON STOCK



================================================================================



         We are selling a total of 3,400,000 shares of our common stock to certain investors at a price of $21.50 per share, resulting in $73,100,000 aggregate proceeds (before expenses) to Cabot Oil & Gas. We will pay fees and expenses of the offering estimated at approximately $1,600,000. See "Plan of Distribution."

         Our common stock is traded under the symbol "COG" on the New York Stock Exchange. The last reported sale price of our common stock on the New York Stock Exchange on May 17, 2000 was $22.00 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE S-3 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE COMMON STOCK.

         Delivery of the common stock will be made on or about May 23, 2000.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus supplement is May 18, 2000.

                                TABLE OF CONTENTS



Prospectus Supplement                       Page             Prospectus                                  Page
---------------------                       ----             ----------                                  ----
About Cabot Oil & Gas Corporation...........S-2              About this Prospectus......................... 2
Risk Factors................................S-3              Where You Can Find More Information........... 2
Use of Proceeds.............................S-6              Forward-Looking Information................... 4
Capitalization..............................S-6              About Cabot Oil & Gas Corporation............. 4
Plan of Distribution........................S-7              Risk Factors.................................. 5
Legal Matters...............................S-7              Use of Proceeds............................... 6
Independent Accountants.....................S-7              Ratio of Earnings to Fixed Charges............ 6
Experts.....................................S-8              Description of Debt Securities................ 7
                                                             Description of Capital Stock..................13
                                                             Description of Warrants.......................17
                                                             Plan of Distribution..........................18
                                                             Legal Opinions................................19
                                                             Independent Accountants.......................19
                                                             Experts.......................................19



                          ---------------------------


         You should rely only on the information contained in this document or to which we have referred you. We have not authorized any other person to provide you with different information. You should not rely on any other representations. This document may only be used where it is legal to sell these securities. Our affairs may change after this document is distributed. The information in this document may only be accurate as of the date on the front cover page of this document.

                        ABOUT CABOT OIL & GAS CORPORATION

         Cabot Oil & Gas is an independent oil and gas company engaged in the exploration, development, acquisition and exploitation of oil and gas properties located in four areas of the United States:

         o  The onshore Texas and Louisiana Gulf Coast

         o  The Rocky Mountains

         o  Appalachia

         o  The Mid-Continent or Anadarko basin

         As of December 31, 1999, we had approximately 978.7 Bcfe of total proved reserves, of which 95% were natural gas. We operate approximately 83% of the wells in which we have an interest.

         In this prospectus supplement, we refer to Cabot Oil & Gas Corporation, its wholly owned and majority owned subsidiaries and its ownership interest in equity affiliates as "we," "us" or "Cabot Oil & Gas," unless the context clearly indicates otherwise. Our principal executive offices are located at 1200 Enclave Parkway, Houston, Texas 77077, and our telephone number at that location is
(281) 589-4600.

                                  RISK FACTORS

         Your investment in our common stock will involve risks. You should consider carefully the following discussion of risks and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase any of our common stock.

OIL AND GAS PRICES FLUCTUATE WIDELY, AND LOW PRICES FOR AN EXTENDED PERIOD OF TIME ARE LIKELY TO HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

         Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for natural gas and, to a lesser extent, oil. Declines in oil and gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil and gas prices also may reduce the amount of oil and gas that we can produce economically. Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. Depressed prices in the future would have a negative impact on our future financial results. Because our reserves are predominantly natural gas, changes in natural gas prices may have a particularly large impact on our financial results.

         Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

         o  the domestic and foreign supply of oil and gas;

         o  the level of consumer product demand;

         o  weather conditions;

         o political conditions in oil producing regions, including the Middle East;

         o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

         o  the price of foreign imports;

         o  actions of governmental authorities;

         o  domestic and foreign governmental regulations;

         o  the price, availability and acceptance of alternative fuels; and

         o  overall economic conditions.

These factors and the volatile nature of the energy markets make it impossible to predict with any certainty the future prices of oil and gas.

         In order to reduce our exposure to short-term fluctuations in the price of oil and gas, we sometimes enter into hedging arrangements. Our hedging arrangements apply to only a portion of our production and provide only partial price protection against declines in oil and gas prices. These hedging arrangements may expose us to risk of financial loss and limit the benefit to us of increases in prices.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS WILL MATERIALLY AFFECT THE QUANTITIES AND PRESENT VALUE OF OUR RESERVES.

         The process of estimating quantities of proved reserves is inherently uncertain, and the reserve data included in this prospectus supplement or incorporated by reference in the accompanying prospectus are only estimates. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and crude oil that cannot be measured in an exact manner. The process relies on interpretations of available geologic, geophysic, engineering and production data. The extent, quality and reliability of this technical data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

         o  the quality and quantity of available data;

         o  the interpretation of that data;

         o  the accuracy of various mandated economic assumptions; and

         o  the judgment of the persons preparing the estimate.

Our proved reserve information included in this prospectus supplement or incorporated by reference in the accompanying prospectus is based on estimates we prepared. Estimates prepared by others might differ materially from our estimates.

         Because these estimates depend on many assumptions, all of which may substantially differ from actual results, reserve estimates are often materially different from the quantities of natural gas and crude oil that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

         You should not assume that the present value of future net cash flows incorporated by reference in the accompanying prospectus is the current market value of our estimated proved natural gas and oil reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

OUR FUTURE PERFORMANCE DEPENDS ON OUR ABILITY TO FIND OR ACQUIRE ADDITIONAL OIL AND GAS RESERVES THAT ARE ECONOMICALLY RECOVERABLE.

         In general, production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flow from operations. Historically, we have succeeded in increasing reserves after taking production into account through exploration, development and exploitation activities. We have conducted these activities on our existing oil and gas properties as well as on newly acquired properties. We may not be able to continue to replace reserves from these activities at acceptable costs. Low oil and gas prices may further limit the kinds of reserves that we can develop economically. Lower prices also decrease our cash flow and may cause us to decrease capital expenditures.

         Exploration, development and exploitation activities involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities and the inability to fully produce discovered reserves.

         We are continually identifying and evaluating opportunities to acquire oil and gas properties. We cannot assure you that we will successfully consummate any acquisition, that we will be able to acquire producing oil and gas properties that contain economically recoverable reserves or that any acquisition will be profitably integrated into our operations.

WE FACE A VARIETY OF HAZARDS AND RISKS THAT COULD CAUSE SUBSTANTIAL FINANCIAL LOSSES.

         Our business involves a variety of operating risks, including:

         o  blowouts, cratering and explosions;

         o  mechanical problems;

         o  uncontrolled flows of oil, natural gas or well fluids;

         o  fires;

         o  formations with abnormal pressures;

         o  pollution and other environmental risks; and

         o  natural disasters.


         The operation of our natural gas gathering and pipeline systems also involves various risks, including the risk of explosions and environmental hazards caused by pipeline leaks and ruptures. The location of pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase these risks. As of December 31, 1999, we owned or operated approximately 2,390 miles of natural gas gathering and pipeline systems in the Appalachian region. As part of our normal maintenance program, we have identified certain segments of our pipelines that we believe periodically require repair, replacement or additional maintenance.

         Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

OUR ABILITY TO SELL OUR OIL AND GAS PRODUCTION COULD BE MATERIALLY HARMED IF WE FAIL TO OBTAIN ADEQUATE SERVICES SUCH AS TRANSPORTATION AND PROCESSING.

         The sale of our oil and gas production depends on a number of factors beyond our control. The factors include, except in the Appalachian region, the availability and capacity of transportation and processing facilities. Our failure to obtain these services on acceptable terms could materially harm our business.

COMPETITION IN OUR INDUSTRY IS INTENSE, AND MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER FINANCIAL RESOURCES THAN WE DO.

         Competition in the oil and gas industry, generally, and in our primary producing areas, specifically, is intense. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop these properties. Our competitive position is affected by price, contract terms and quality of service, including pipeline connection times, distribution efficiencies and reliable delivery record. Many of our competitors have financial resources and exploration and development budgets that are substantially greater than ours, particularly in the Rocky Mountains, Mid-Continent and Gulf Coast areas, which may adversely affect our ability to compete with these companies.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE.

         Our operations are dependent upon a relatively small group of key management and technical personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us.

WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, THAT CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

         Our operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Many laws and regulations require permits for the operation of various facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations could subject us to fines, injunctions or both. These laws and regulations have increased the costs of planning, designing, drilling, installing and operating oil and gas facilities. Risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas operations. It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas production, would result in substantial costs and liabilities.

PROVISIONS OF DELAWARE LAW AND OUR BYLAWS AND CHARTER COULD DISCOURAGE CHANGE IN CONTROL TRANSACTIONS AND PREVENT STOCKHOLDERS FROM RECEIVING A PREMIUM ON THEIR INVESTMENT.

         Our bylaws provide for a classified board of directors with staggered terms, and our charter authorizes our board of directors to set the terms of preferred stock. In addition, Delaware law contains provisions that impose restrictions on business combinations with interested parties. Our bylaws prohibit stockholder action by written consent and limit stockholder proposals at meetings of stockholders. We also have adopted a stockholders rights plan. Because of our stockholders rights plan and these provisions of our charter, bylaws and Delaware law, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

                                 USE OF PROCEEDS

         We expect the net proceeds from this offering of common stock to be approximately $71.5 million, after deducting the estimated expenses of this offering that we will pay. We intend to use $53.0 million of the net proceeds to repurchase all of the 1,134,000 issued and outstanding shares of our 6% convertible redeemable preferred stock, which has a stated value of $56.7 million. In November 1999, Cabot Oil & Gas and the holder of the preferred stock agreed that we would repurchase the preferred stock for $51.6 million, plus accrued dividends, prior to November 1, 2000. We expect to use the remainder of the net proceeds from this offering for general corporate purposes.

                                 CAPITALIZATION

         The following table presents the actual capitalization of Cabot as of March 31, 2000 and as adjusted to give effect to the application of the assumed net proceeds of $71.5 million from the sale of 3,400,000 shares of common stock in this offering to repurchase all of the 1,134,000 issued and outstanding shares of our 6% convertible redeemable preferred as described under "Use of Proceeds." This table should be read along with our historical consolidated financial statements, related notes and other financial information we have incorporated by reference in the accompanying prospectus.


                                                           AS OF MARCH 31, 2000
                                                      --------------------------------
                                                      HISTORICAL           AS ADJUSTED
                                                      ----------           -----------
                                                              (in thousands)

Long-term debt...................................      $262,000             $243,500
Current portion of long-term debt................        16,000               16,000
                                                       --------             --------
     Total long-term debt........................       278,000              259,500
                                                       --------             --------

Shareholders equity:
     Common stock, net of treasury stock(1)......       134,700              209,900
     Preferred stock.............................        56,700                    -
                                                       --------             --------
         Total shareholders equity...............       191,400              209,900
                                                       --------             --------

         Total capitalization....................      $469,400             $469,400
                                                       ========             ========

---------------

(1) As of March 31, 2000, there were 24,872,996 shares of common stock issued and outstanding, net of 302,600 treasury shares, and 28,272,996 shares outstanding after giving effect to this offering. The number of shares of common stock outstanding excludes 1,635,537 shares of common stock reserved for issuance upon exercise of outstanding options.

                              PLAN OF DISTRIBUTION

         We are selling a total of 3,400,000 shares of common stock to certain investors at a price of $21.50 per share.

         We have entered into a letter agreement with Jefferies & Company, Inc., pursuant to which Jefferies has advised us and identified potential buyers of our common stock. We have agreed to pay Jefferies a fee of 1.5% of the aggregate gross proceeds to us from the issuance of these shares plus $250,000, or $1,346,500 in the aggregate.

         We have agreed to indemnify Jefferies against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that may be required to be made in respect of these liabilities.

         Our executive officers and directors have agreed not to sell, offer or otherwise dispose of any shares of our common stock or enter into any derivative transactions with similar effect as a sale of our common stock, for a period of 30 days after the date of this prospectus supplement without the prior written consent of Jefferies, except for the substantially concurrent sale by Mr. Charles P. Siess, Jr., a director and the former Chairman of the Board and Chief Executive Officer, of 100,000 shares purchasable upon exercise of stock options.

         We have agreed that we will not, directly or indirectly, sell, offer or otherwise dispose of any shares of our common stock or enter into any derivative transactions with similar effect as a sale of our common stock, for a period of 30 days after the date of this prospectus supplement without the prior written consent of Jefferies except for:

         o issuances pursuant to the exercise of outstanding warrants, stock options and convertible securities,

         o grants of options or shares of common stock pursuant to any existing employee benefit plan and

         o issuances of common stock in connection with bona fide acquisitions in which the holders are effectively subject to these restrictions with respect to the shares of common stock acquired.

                                  LEGAL MATTERS

         Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue an opinion for us about the validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus.

                             INDEPENDENT ACCOUNTANTS

         The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in the accompanying prospectus by reference to the annual report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         With respect to the unaudited consolidated financial information of Cabot Oil & Gas Corporation for the three-month periods ended March 31, 2000 and 1999, incorporated in the accompanying prospectus by reference, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 25, 2000 incorporated by reference in the accompanying prospectus, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the act.

                                     EXPERTS

         We have incorporated in the accompanying prospectus by reference the review letter of Miller and Lents, Ltd., independent oil and gas consultants, dated February 4, 2000 with respect to certain proved reserve estimates prepared by us in reliance on the authority of that firm as experts in petroleum engineering.

PROSPECTUS

CABOT OIL & GAS CORPORATION
15375 Memorial Drive
Houston, Texas 77079
(281) 589-4600

                                  $400,000,000
                                DEBT SECURITIES
                                PREFERRED STOCK
                              CLASS A COMMON STOCK
                                    WARRANTS

--------------------------------------------------------------------------------

  We will provide the specific terms of the securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 17, 1999.

                               TABLE OF CONTENTS

About This Prospectus.......................................    2
Where You Can Find More Information.........................    2
Forward-Looking Information.................................    4
About Cabot Oil & Gas Corporation...........................    4
Risk Factors................................................    5
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Charges..........................    6
Description of Debt Securities..............................    7
Description of Capital Stock................................   13
Description of Warrants.....................................   17
Plan of Distribution........................................   18
Legal Opinions..............................................   19
Independent Accountants.....................................   19
Experts.....................................................   19

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Using this process, we may offer the securities described in this prospectus in one or more offerings with a total initial offering price of up to $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or by visiting our Web site at http://www.cabotog.com.

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the

Securities Exchange Act of 1934 until we sell all the securities. The documents we incorporate by reference are:

     - our annual report on Form 10-K for the year ended December 31, 1998

     - our quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999

     - our current report on Form 8-K filed January 27, 1999

     - the description of the common stock in our registration statement on Form 8-A filed on January 24, 1990, and the description of the rights to purchase preferred stock contained in our registration statement on Form 8-A filed on April 1, 1991, as they may be amended in the future to update or change these descriptions.

     In this prospectus, we refer to our Class A common stock as our common stock. Although we previously had outstanding shares of Class B common stock, we do not expect to issue any shares of Class B common stock in the future.

     You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:
         Cabot Oil & Gas Corporation
         1200 Enclave Parkway
         Houston, Texas 77077
         Attention: Lisa A. Machesney
         Telephone: (281) 589-4600

     YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY PERSON (INCLUDING ANY SALESMAN OR BROKER) TO PROVIDE INFORMATION OTHER THAN THAT PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON ITS COVER PAGE OR THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                          FORWARD-LOOKING INFORMATION

     This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words "expects," "projects," "estimates," "believes," "anticipates," "intends," "plans," "budgets," "predicts," "estimates" and similar expressions.

     We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the oil and gas industry in general. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

     - market factors

     - market prices (including regional basis differentials) of natural gas and oil

     - results of future drilling and marketing activity

     - future production and costs

                       ABOUT CABOT OIL & GAS CORPORATION

     Cabot Oil & Gas Corporation explores for, develops, produces, stores, transports, purchases and markets natural gas and, to a lesser extent, produces and sells crude oil. Our operations are divided into three regions:

     - the Appalachian Region of West Virginia and Pennsylvania

     - the Western Region, including the Anadarko Basin of southwestern Kansas, Oklahoma and the Texas Panhandle, and the Green River Basin of Wyoming

     - the Gulf Coast Region, including onshore South Texas and South Louisiana

At December 31, 1998, we had approximately 1,043 Bcfe of total proved reserves, of which 96% were natural gas. A significant portion of our natural gas reserves are located in long-lived fields with extended production histories.

     Cabot Oil & Gas was organized in 1989 to carry on the oil and gas business of Cabot Corporation. Cabot Corporation had begun this business in 1891. In 1990, we completed the initial public offering of approximately 18% of the outstanding common stock of Cabot Oil & Gas and the listing of the common stock on the New York Stock Exchange. Cabot Corporation distributed the remaining common stock it held to the shareholders of Cabot Corporation in 1991.

     We are one of the largest producers of natural gas in the Appalachian Basin, where we have conducted operations for more than a century. We have had operations in the Anadarko Basin of the mid-Continent for over 60 years. We acquired our initial operations in the Rocky Mountains and the Gulf Coast in an acquisition we completed in May 1994. Historically, we have maintained our reserve base through lower-risk development drilling and strategic acquisitions. In recent years, we have stepped up our emphasis on exploration. We continue to focus our operations in the Appalachian, Western and Gulf Coast Regions through development of undeveloped reserves and acreage, acquisition of oil and gas producing properties and new exploration opportunities.

     We carry out a wide array of marketing activities designed to offer our customers long-term, reliable supplies of natural gas. We use our pipeline and storage facilities, gas procurement ability, transportation and natural gas risk management expertise to provide a variety of services. These services include gas supply and transportation management, short- and long-term supply contracts, capacity brokering and risk management alternatives.

     In this prospectus, we refer to Cabot Oil & Gas Corporation, its wholly owned and majority owned subsidiaries and its ownership interest in equity affiliates as "we," "us" or "Cabot Oil & Gas," unless the context clearly indicates otherwise. Our principal executive offices are located at 1200 Enclave Parkway, Houston, Texas 77077, and our telephone number at that location is
(281) 589-4600.

                                  RISK FACTORS

     The following should be considered carefully with the information provided elsewhere in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference in reaching a decision regarding an investment in the securities.

OUR RESULTS DEPEND ON OIL AND GAS PRICES, AND DECREASED PRICES COULD ADVERSELY AFFECT US.

     Our revenues, results of operations, financial condition and ability to borrow funds or obtain additional capital are substantially dependent upon prevailing prices of natural gas and, to a lesser extent, oil. Declines in oil and gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and results of operations. Lower oil and gas prices also may reduce the amount of oil and gas that we can produce economically. Historically, the markets for oil and gas have been volatile, with prices fluctuating greatly, and these markets are likely to continue to be volatile. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and overall economic conditions.

OUR RESERVE INFORMATION IS ONLY AN ESTIMATE.

     The process of estimating quantities of proved reserves is uncertain, and the reserve information included or incorporated by reference in this prospectus or any prospectus supplement represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates by different engineers often vary. Because these estimates depend upon many assumptions, all of which may substantially differ from actual results, reserve estimates are often materially different from the quantities of crude oil and natural gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate. In general, the volume of production from oil and gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves or conduct successful exploration and development activities or both, our proved reserves will decline as reserves are produced.

WE FACE A VARIETY OF OPERATING HAZARDS AND RISKS THAT COULD CAUSE LOSSES.

     Our business involves a variety of operating hazards such as fires, explosions, blowouts, cratering, oil spills and encountering formations with abnormal pressures. The occurrence of any of these risks could result in substantial losses to us. The operation of the our natural gas gathering and pipeline systems also involves various risks, including the risk of explosions and environmental hazards caused by pipeline leaks and ruptures. The location of pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase these risks. As of December 31, 1998, we owned or operated approximately 2,850 miles of natural gas gathering and pipeline systems in the Appalachian Region. As part of our normal maintenance program, we have identified certain segments of our pipelines that we believe periodically require repair, replacement or additional maintenance. In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks.

WE FACE INTENSE COMPETITION.

     Competition in our primary producing areas is intense. We believe that our competitive position is affected by price, contract terms and quality of service, including pipeline connection times, distribution efficiencies and reliable delivery record. We actively compete against some companies with substantially larger financial and other resources, particularly in the Western and Gulf Coast Regions.

ENVIRONMENTAL REGULATION CAN INCREASE OUR COSTS.

     Our operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Permits are required for the operation of various facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. This government regulation can increase the cost of planning, designing, installing and operating oil and gas facilities. Although we believe that compliance with environmental regulations will not have a material adverse effect on our business, risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas production operations. It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas production, would result in substantial costs and liabilities.

                                USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include acquisitions, working capital, capital expenditures, repayment and refinancing of debt and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividends for each of the periods shown are as follows:

                                      SIX MONTHS          YEAR ENDED DECEMBER 31,
                                        ENDED        ----------------------------------
                                    JUNE 30, 1999    1998   1997   1996   1995     1994
                                    --------------   ----   ----   ----   ----     ----
Ratio of earnings to fixed
  charges.........................       n/m(1)      1.45x  3.45x  2.71x  n/m(2)   n/m(3)
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends.................       n/m(1)      1.13x  2.39x  1.86x  n/m(2)   n/m(3)

---------------

(1) The ratio indicates less than one-to-one coverage because earnings were inadequate to cover fixed charges for the period. The amount of the deficiency was $2.2 million for fixed charges, and $4.7 million for the total of fixed charges and preferred stock dividends.

(2) Earnings were inadequate to cover fixed charges for the period due mainly to the $113.8 million non-cash charge taken in 1995 as a result of the adoption of Statement of Accounting Standards 121, combined with a $6.8 million charge for a cost reduction program. The amount of the deficiency was $141.6 million for fixed charges, and $150.7 million for the total of fixed charges and preferred stock dividends.

(3) The ratio indicates less than one-to-one coverage because earnings were inadequate to cover fixed charges for the period. The amount of the deficiency was $1.6 million for fixed charges, and $9.0 million for the total of fixed charges and preferred stock dividends.

     We have computed the historical ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes and extraordinary items and fixed charges. "Fixed charges" consist of interest expense, capitalized interest, if any, and one-third of annual rental expense, which represents an appropriate interest factor. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings available for fixed charges by fixed charges plus preferred stock dividends. For purposes of this calculation, "preferred stock dividends" represents the pretax earnings from continuing operations that would be required to cover such a dividend.

     Since May 1994, we have had outstanding 1,134,000 shares of 6% convertible redeemable preferred stock. We pay annual dividends of $3,402,000 on this 6% preferred stock. We also had outstanding 692,439 shares of $3.125 cumulative convertible preferred stock until the conversion of this $3.125 preferred stock into common stock in October 1997.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. We sometimes call the senior indenture and the subordinated indenture the indentures.

     We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete. We have filed the forms of the indentures with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

     In this summary description of the debt securities, all references to us mean Cabot Oil & Gas Corporation only, unless we state otherwise or the context clearly indicates otherwise.

GENERAL

     The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, the senior debt securities and all of our other senior debt. The indentures do not limit the amount of debt that we may issue under the indentures, nor do they limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

     We currently conduct part of our operations through our subsidiaries, and our subsidiaries generate part of our operating income and cash flow. Distributions or advances from our subsidiaries are one source of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

     The indentures and the debt securities do not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction. The indentures and the debt securities also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the debt securities

     - the total principal amount of the debt securities

     - whether the debt securities are senior debt securities or subordinated debt securities

     - whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders

     - the date or dates on which the principal of and any premium on the debt securities will be payable

     - any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments

     - whether and under what circumstances any additional amounts with respect to the debt securities will be payable

     - the place or places where payments on the debt securities will be payable

     - any optional redemption provisions

     - any sinking fund or other provisions that would obligate us to redeem, purchase or repay debt securities

     - the denominations in which the debt securities will be issuable

     - whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula

     - the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount

     - any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities, or any changes to those conditions or limitations

     - any changes or additions to events of default or covenants

     - any restrictions or other provisions relating to the transfer or exchange of debt securities

     - any terms for the conversion or exchange of the debt securities for other securities of us or any other entity

     - any other terms of the debt securities

     We may sell the debt securities at a discount (which may be substantial) below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

     If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. The subordinated indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made if:

     - we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due

     - we default in performing any other covenant (a "covenant default") in any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold

     A covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

     The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

     The subordinated indenture will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

     Unless we inform you otherwise in the prospectus supplement, "Senior Debt" will mean all notes or other indebtedness, including guarantees, of Cabot Oil & Gas for money borrowed and similar obligations, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

     - we are the continuing corporation or

     - if we are not the continuing corporation, the resulting entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities and

     - immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction

EVENTS OF DEFAULT

     Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

     - our failure to pay interest on that series of debt securities for 30 days

     - our failure to pay principal of or any premium on that series of debt securities when due

     - our failure to make any sinking fund payment for that series of debt securities for 30 days

     - our failure to comply with any of our covenants or agreements in that series of debt securities or the indenture for that series (other than an agreement or covenant that we have included in the indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities affected by that failure

     - certain events involving bankruptcy, insolvency or reorganization of Cabot Oil & Gas Corporation

     - any other event of default provided for that series of debt securities

     A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

     If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class) may require us to pay the principal of and accrued and unpaid interest on those debt securities. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or of all senior debt securities or subordinated debt securities affected, voting as one class) may in some cases rescind this accelerated payment requirement.

     A holder of a debt security of any series may pursue any remedy under the indenture only if:

     - the holder gives the trustee written notice of a continuing event of default for that series

     - the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy

     - the holder offers to the trustee indemnity reasonably satisfactory to the trustee

     - the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity

     - during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

     In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities affected, voting as one class) may direct the time, method and place of

     - conducting any proceeding for any remedy available to the trustee

     - exercising any trust or power conferred on the trustee not relating to or arising under an event of default

     The indenture requires us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture.

MODIFICATION AND WAIVER

     We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

     - reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver

     - reduce the rate of or change the time for payment of interest on the debt security

     - reduce the principal of the debt security or change its stated maturity or any mandatory sinking fund payment

     - reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed

     - change any obligation to pay additional amounts on the debt security

     - make the debt security payable in money other than originally stated in the debt security

     - impair the holder's right to institute suit for the enforcement of any payment on the debt security

     - make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture

     - waive a continuing default or event of default regarding any payment on the debt securities

     We may amend or supplement either indenture or waive any provision of it without the consent of any holders of debt securities in certain circumstances, including:

     - to cure any ambiguity, omission, defect or inconsistency

     - to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer

     - to provide for uncertificated debt securities in addition to or in place of certificated debt securities

     - to provide any security for or guarantees of any series of debt securities

     - to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939

     - to make any change that does not adversely affect any outstanding debt securities of any series in any material respect

     The holders of a majority in principal amount of the outstanding debt securities of any series (or of all senior debt securities or subordinated debt securities affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

     - we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance") or

     - we will no longer have any obligation to comply with the restrictive covenants relating to the debt securities, and the related events of default will no longer apply to us ("covenant defeasance")

     If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

     Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

GOVERNING LAW

     New York law will govern the indentures and the debt securities.

TRUSTEE

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     We have appointed the trustee as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

     In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

     - during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice

     - if the debt security has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part

PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

     Unless we inform you otherwise in a prospectus supplement, the trustee will be designated as our paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

BOOK-ENTRY DEBT SECURITIES

     We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of:

     - 40,000,000 shares of common stock

     - 800,000 shares of Class B common stock

     - 5,000,000 shares of preferred stock, issuable in series

     As of June 30, 1999, there were 24,737,535 shares of common stock issued and outstanding, which excludes 302,600 shares held as treasury stock. Also as of June 30, 1999, there were 1,134,000 shares of 6% convertible redeemable preferred stock issued and outstanding. There are no shares of Class B common stock issued or outstanding, and we do not expect to issue any shares of Class B common stock in the future.

COMMON STOCK

     Holders of common stock may receive dividends if and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock. Holders of common stock are entitled to one vote per share on matters submitted to them. Cumulative voting of shares is prohibited, meaning that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. The common stock has no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.

     If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions.

     All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

     The common stock is listed on the New York Stock Exchange and trades under the symbol "COG."

PREFERRED STOCK

     Our board of directors is allowed, without action by stockholders, to issue one or more series of preferred stock. The board of directors can also determine the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of a series of the preferred stock.

     We have summarized selected provisions of the preferred stock in this section. This summary is not complete. We will file the form of the preferred stock with the SEC, and you should read it for provisions that may be important to you.

     The prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the preferred stock

     - the maximum number of shares of the series

     - the dividend rate (or the method of calculating the dividend), the date from which dividends will accrue, and whether dividends will be cumulative

     - any liquidation preference

     - any optional redemption provisions

     - any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock

     - any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity

     - any voting rights

     - any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares

     Any preferred stock offered will be fully paid and nonassessable.

     6% Convertible Redeemable Preferred Stock. As of June 30, 1999, we had 1,134,000 shares of 6% convertible redeemable preferred stock issued and outstanding. All of these shares were issued in May 1994 in connection with our acquisition of Washington Energy Resources Company. Each share of 6% preferred stock has a liquidation preference of $50, is entitled to cumulative quarterly cash dividends at an annual rate of $3.00 per share, and is convertible into common stock at the option of the holder at a conversion price of $28.75 per share of common stock, subject to customary antidilution adjustments. While there is no mandatory redemption requirement, we can redeem the 6% preferred stock at our option for cash at a price of $50 per share, plus accrued and unpaid dividends. Each share of 6% preferred stock is entitled to 1.739 votes on matters submitted to stockholders. The 6% preferred stock also has certain class voting rights and the right to elect two directors in the event of specified dividend arrearages equal to at least six quarterly dividends.

STAGGERED BOARD OF DIRECTORS

     Our by-laws divide our board of directors into three classes, as nearly equal in number as possible, serving staggered three-year terms. The by-laws also provide that the classified board provision may not be amended without the affirmative vote of a majority of the voting power of our capital stock. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the board of directors, unless the by-laws are amended.

STOCKHOLDER RIGHTS PLAN

     On January 21, 1991, our board of directors adopted a preferred stock purchase rights plan. Under the plan, each share of common stock currently includes one right to purchase preferred stock. We have summarized selected provisions of the rights below. This summary is not complete. We have filed the form of the rights agreement with the SEC as an exhibit to the registration statement, and you should read it for provisions that may be important to you.

     Currently, the rights are not exercisable and are attached to all outstanding shares of common stock. The rights will separate from the common stock and become exercisable:

     - ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of the outstanding common stock, or

     - ten business days following the start of a tender offer or exchange offer that would result in a person's acquiring beneficial ownership of 15% of the outstanding common stock

Our board of directors can elect to delay the separation of the rights from the common stock beyond the ten business days after the start of a tender or exchange offer referred to in the second bullet point. A 15% beneficial owner is referred to as an "acquiring person" under the plan. Until the rights are separately distributed, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.

     After the rights are separately distributed, each right will entitle the holder to purchase from Cabot Oil & Gas one one-hundredth of a share of junior participating preferred stock for a purchase price of $55. The rights will expire at the close of business on January 21, 2001, unless we redeem or exchange them earlier as described below.

     If a person becomes an acquiring person, the rights will become rights to purchase shares of common stock for one-half the current market price (as defined in the rights agreement) of the common stock. This occurrence is referred to as a "flip-in event" under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. Our board of directors has the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If our board makes this determination, the purchase of shares under the offer will not be a flip-in event.

     If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power are sold or transferred, each holder of a right will have the right to purchase shares of common stock of the acquiring company at a price of one-half the current market price of that stock. An acquiring person will not be entitled to exercise its rights, which will have become void.

     Until ten days after the announcement that a person has become an acquiring person, our board may decide to redeem the rights at a price of $.01 per right, payable in cash, shares of common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

     At any time after a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of the shares of common stock, our board may decide to exchange the rights for shares of common stock on a one-for-one basis. Rights owned by an acquiring person, which will have become void, will not be exchanged.

     Other than certain provisions relating to the principal economic terms of the rights, the rights agreement may be amended by our board of directors prior to the distribution of the rights. After the distribution of the rights, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

     Various actions under the rights agreement, including redeeming and exchanging the rights or amending the rights agreement, will require the approval of our "continuing directors." A "continuing director" is any member of our board of directors who was a member of the board prior to the date of the rights agreement, and any person who is subsequently elected to the board if the person is recommended or approved by a majority of the continuing directors. The "continuing directors" do not include an acquiring person, or an affiliate or associate of an acquiring person, or any representative or nominee of them.

     The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

LIMITATION ON DIRECTORS' LIABILITY

     Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although the Delaware law does not change directors' duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by this law. Specifically, our directors will not be personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability

     - for any breach of their duty of loyalty to the company or our stockholders

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

     - under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions

     - for any transaction from which the director derived an improper personal benefit

     This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted our stockholders.

DELAWARE ANTI-TAKEOVER STATUTE

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an "interested stockholder" (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

     - before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination

     - upon completion of the transaction that resulted in the stockholder's becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or

     - after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is EquiServe, L.P., Boston, Massachusetts.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

     We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.

     The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the warrants

     - the aggregate number of warrants offered

     - the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures pursuant to which such numbers may be adjusted

     - the exercise price of the warrants

     - the dates or periods during which the warrants are exercisable

     - the designation and terms of any securities with which the warrants are issued

     - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable

     - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated

     - any minimum or maximum amount of warrants that may be exercised at any one time

     - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants

     - any other terms of the warrants

     Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

MODIFICATIONS

     We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

     We may also modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

     - shorten the period of time during which the warrants may be exercised or

     - otherwise materially and adversely affect the exercise rights of the holders of the warrants

ENFORCEABILITY OF RIGHTS

     The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will set forth the following information:

     - the terms of the offering

     - the names of any underwriters or agents

     - the purchase price of the securities from us

     - the net proceeds from the sale of the securities

     - any delayed delivery arrangements

     - any underwriting discounts, commissions and other items constituting underwriters' compensation

     - any initial public offering price

     - any discounts or concessions allowed or reallowed or paid to dealers

     - any commissions paid to agents

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL OPINIONS

     Baker & Botts, L.L.P., Houston, Texas, our outside counsel, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                            INDEPENDENT ACCOUNTANTS

     The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of Cabot Oil & Gas Corporation for the three-month and six-month periods ended June 30, 1999 and 1998 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 6, 1999 incorporated by reference states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.
PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the act.

                                    EXPERTS

     We have incorporated in this prospectus by reference the review letter of Miller and Lents, Ltd., independent oil and gas consultants, dated February 9, 1999 with respect to certain proved reserve estimates prepared by us in reliance on the authority of that firm as experts in petroleum engineering.